                                                                    Exhibit 99.1


    Index to Consolidated Financial Statements of NRG Energy, Inc.


                                                                        PAGE NO.
                                                                        --------
    Report of Independent Accountants                                       1

    Consolidated Statement of Income                                        2

    Consolidated Statement of Cash Flows                                    3

    Consolidated Balance Sheet                                              4-5

    Consolidated Statement of Stockholders' Equity                          6

    Notes to Consolidated Financial Statements                              7

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of NRG Energy, Inc.:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NRG Energy, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
March 2, 2001

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME



                                                                                  Year Ended December 31,
                                                                     -------------------------------------------
(In thousands, except per share amounts)                                  2000            1999            1998
----------------------------------------------------------------------------------------------------------------
 OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations                        $  2,018,622    $   432,518     $   100,424
      Equity in earnings of unconsolidated affiliates                     139,364         67,500          81,706
----------------------------------------------------------------------------------------------------------------
            Total operating revenues and equity earnings                2,157,986        500,018         182,130
----------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
      Cost of majority-owned operations                                 1,289,471        269,900          52,413
      Depreciation and amortization                                       122,953         37,026          16,320
      General, administrative and development                             172,489         83,572          56,385
----------------------------------------------------------------------------------------------------------------
            Total operating costs and expenses                          1,584,913        390,498         125,118
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                          573,073        109,520          57,012
----------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
      Minority interest in earnings of consolidated subsidiary            (11,335)        (2,456)         (2,251)
      Gain on sale of interest in projects                                     --         10,994          29,950
      Write-off of project investments                                         --             --         (26,740)
      Other income, net                                                     7,857          6,432           8,420
      Interest expense                                                   (293,922)       (93,376)        (50,313)
----------------------------------------------------------------------------------------------------------------
            Total other expense                                          (297,400)       (78,406)        (40,934)
----------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                275,673         31,114          16,078

INCOME TAX EXPENSE (BENEFIT)                                               92,738        (26,081)        (25,654)
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                           $    182,935    $    57,195     $    41,732
================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC              165,861        147,605         147,605
EARNINGS PER WEIGHTED AVERAGE COMMON SHARE - BASIC                   $       1.10    $      0.39     $      0.28
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED            166,989        147,605         147,605
EARNINGS PER WEIGHTED AVERAGE COMMON SHARES - DILUTED                $       1.10    $      0.39     $      0.28



See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                  Year Ended December 31,
                                                                   -----------------------------------------------
(In thousands)                                                         2000              1999              1998
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                   $   182,935       $    57,195        $   41,732
      Adjustments to reconcile net income
        to net cash provided by (used in) operating activities
            Undistributed equity in earnings of
              unconsolidated affiliates                                (43,258)          (27,181)          (23,391)
            Depreciation and amortization                              122,953            37,026            16,320
            Deferred income taxes and investment tax credits            38,458            (3,401)            7,618
            Minority interest                                            4,993               857            (5,019)
            Investment write-downs                                          --                --            26,740
            Gain on sale of investments                                     --           (10,994)          (29,950)
            Cash provided by (used in) changes in certain
              working capital items, net of effects from
              acquisitions and dispositions
                Accounts receivable                                   (198,091)          (99,608)              297
                Accounts receivable-affiliates                          10,703             9,964            21,657
                Inventory                                              (12,316)          (17,287)              (28)
                Prepayments and other current assets                      (608)          (13,433)              469
                Accounts payable                                       143,045            40,616            (8,082)
                Accrued income taxes                                    39,137            25,834           (24,861)
                Accrued property and sales taxes                         3,743             1,740              (553)
                Accrued salaries, benefits, and related costs           (8,153)            1,955             4,735
                Accrued interest                                        38,479             5,192             1,050
                Other current liabilities                               (5,136)           (3,533)           (2,219)
            Cash provided by (used by) changes in other assets
              and liabilities                                           45,100           (16,322)           (4,517)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    361,984           (11,380)           21,998
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Businesses and assets acquired, net of liabilities assumed    (1,912,957)       (1,519,365)               --
      Consolidation of equity subsidiaries                                  --            20,181                --
      Cash from sale of investments                                      8,917            43,500            18,053
      Decrease /(increase) in restricted cash                            5,306           (13,067)           (2,433)
      Decrease /(increase) in notes receivable                          (5,444)           58,331            16,858
      Capital expenditures                                            (223,560)          (94,853)          (31,719)
      Proceeds from sale of property                                     9,785                --                --
      Investment in decommissioning fund                                  (306)               --                --
      Investments in projects                                          (86,195)         (163,340)         (132,379)
------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                               (2,204,454)       (1,668,613)         (131,620)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net (payments)/borrowings under line of credit agreement        (367,766)          216,000             2,000
      Proceeds from issuance of stock                                  453,719                --                --
      Capital contributions from parent                                     --           250,000           100,000
      Proceeds from issuance of long-term debt                       3,034,909           575,633            23,169
      Proceeds from issuance of note                                        --           682,096                --
      Principal payments on long-term debt                          (1,214,992)          (18,634)          (21,152)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            1,905,870         1,705,095           104,017
------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS               360                --                --
------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    63,760            25,102            (5,605)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          31,483             6,381            11,986
==================================================================================================================
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $    95,243       $    31,483        $    6,381
==================================================================================================================


See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

                                                                                      December 31,
                                                                              --------------------------
(In thousands)                                                                    2000            1999
--------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

      Cash and cash equivalents                                               $   95,243      $   31,483
      Restricted cash                                                             12,135          17,441
      Accounts receivable-trade, less allowance
            for doubtful accounts of $21,199 and $186                            360,075         126,376
      Inventory                                                                  174,864         119,181
      Current portion of notes receivable                                            267             287
      Prepayments and other current assets                                        30,074          29,202
--------------------------------------------------------------------------------------------------------
            Total current assets                                                 672,658         323,970
--------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, AT ORIGINAL COST

      In service                                                               4,106,653       2,078,804
      Under construction                                                         206,992          53,448
--------------------------------------------------------------------------------------------------------
            Total property, plant and equipment                                4,313,645       2,132,252
      Less accumulated depreciation                                             (271,977)       (156,849)
--------------------------------------------------------------------------------------------------------
            Net property, plant and equipment                                  4,041,668       1,975,403
--------------------------------------------------------------------------------------------------------
OTHER ASSETS

      Investments in projects                                                    973,261         932,591
      Capitalized project costs                                                   10,262           2,592
      Notes receivable, less current portion                                      76,745          71,281
      Decommissioning fund investments                                             3,863              --
      Intangible assets, net of accumulated amortization
        of $6,770 and $4,308                                                      61,352          55,586
      Debt issuance costs, net of accumulated amortization of
        $6,443 and $6,640                                                         48,773          20,081
      Other assets, net of accumulated amortization of
        $12,809 and $8,909                                                        90,410          50,180
--------------------------------------------------------------------------------------------------------
            Total other assets                                                 1,264,666       1,132,311
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  $5,978,992      $3,431,684
========================================================================================================


See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

                                                                                  December 31,
                                                                           -------------------------
(In thousands)                                                                2000            1999
----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Current portion of long-term debt                                    $  146,469     $   30,462
      Revolving line of credit                                                  8,000        340,000
      Revolving line of credit, non-recourse                                       --         35,766
      Accounts payable-trade                                                  255,917         61,211
      Accounts payable-affiliate                                                7,191          6,404
      Accrued income taxes                                                     43,870          4,730
      Accrued property and sales taxes                                         10,531          4,998
      Accrued salaries, benefits and related costs                             24,830          9,648
      Accrued interest                                                         51,962         13,479
      Other current liabilities                                                14,220         17,657
----------------------------------------------------------------------------------------------------
            Total current liabilities                                         562,990        524,355

OTHER LIABILITIES

      Consolidated project-level, long-term, non-recourse debt              2,146,953      1,026,398
      Corporate level long-term, recourse debt                              1,503,896        915,000
      Deferred income taxes                                                    55,642         16,940
      Postretirement and other benefit obligations                             83,098         24,613
      Other long-term obligations and deferred income                         149,640         16,351
      Minority interest                                                        14,685         14,373
----------------------------------------------------------------------------------------------------
            Total liabilities                                               4,516,904      2,538,030
----------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

      Class A - Common stock;  $.01 par value; 250,000 shares
        authorized; 147,605 shares issued and outstanding                       1,476          1,476
      Common stock; $.01 par value; 550,000 shares authorized;
        32,396 shares issued and outstanding                                      324             --
      Additional paid-in capital                                            1,233,833        780,438
      Retained earnings                                                       370,145        187,210
      Accumulated other comprehensive loss                                   (143,690)       (75,470)
----------------------------------------------------------------------------------------------------
      Total Stockholders' Equity                                            1,462,088        893,654
----------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
====================================================================================================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $5,978,992     $3,431,684
====================================================================================================


See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                      Class A Common        Common                                   Accumulated
                                         Stock              Stock         Additional                    Other         Total
                                     ---------------    --------------     Paid-in       Retained   Comprehensive  Stockholders'
(In thousands)                       Amount   Shares    Amount  Shares     Capital       Earnings   (Loss)/Income     Equity
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997      $ 1,476   147,605   $   --      --    $  430,438     $  88,283    $ (69,499)    $  450,698

Net Income                                                                                 41,732                      41,732
Foreign currency
translation adjustments                                                                                (13,098)       (13,098)
                                                                                                                 ---------------
Comprehensive income for 1998                                                                                          28,634
Capital contribution from parent                                            100,000                                   100,000
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998      $ 1,476   147,605   $   --      --    $  530,438     $ 130,015    $ (82,597)    $  579,332
================================================================================================================================

Net Income                                                                                 57,195                      57,195
Foreign currency
translation adjustments                                                                                  7,127          7,127
                                                                                                                 ---------------
Comprehensive income for 1999                                                                                          64,322
Capital contribution from parent                                            250,000                                   250,000
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1999      $ 1,476   147,605   $   --      --    $  780,438     $ 187,210    $ (75,470)    $  893,654
================================================================================================================================

Net Income                                                                                182,935                     182,935
Foreign currency
translation adjustments                                                                                (68,220)       (68,220)
                                                                                                                 ---------------
Comprehensive income for 2000                                                                                        114,715

Issuance of Common stock, net
of issuance costs of
$32.2 million                                             324  32,396       453,395                                   453,719
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2000      $ 1,476   147,605   $  324  32,396    $1,233,833     $ 370,145    $(143,690)    $1,462,088
================================================================================================================================


See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

NRG Energy, Inc., (NRG Energy), was incorporated as a Delaware Corporation on May 29, 1992. Beginning in 1989, NRG Energy conducted business through its predecessor companies, NRG Energy, Inc. and NRG Group, Inc., Minnesota corporations, which were merged into NRG Energy subsequent to its incorporation. NRG Energy and its wholly owned subsidiaries and affiliates are principally engaged in the acquisition, development, construction, ownership, operation and maintenance of power generation facilities and the sale of energy, capacity and related products.

On June 5, 2000, NRG Energy completed its initial public offering. Prior to completing its initial public offering, NRG Energy was a wholly owned subsidiary of Northern States Power Company (NSP). During August 2000, NSP and New Century Energies, Inc. completed their merger. The surviving company operates under the new name Xcel Energy, Inc. (Xcel). The shares of NRG Energy's class A common stock previously held by NSP are now owned by Xcel. As of December 31, 2000, Xcel owned an 82% interest in NRG Energy's outstanding common and class A common stock, representing 98% of the total voting power of NRG Energy's common stock and class A common stock.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include NRG Energy's accounts and those of its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies for all of NRG Energy's operations are in accordance with accounting principles generally accepted in the United States of America. As discussed in Note 6, NRG Energy has investments in partnerships, joint ventures and projects for which the equity method of accounting is applied. Earnings from equity in international investments are recorded net of foreign income taxes.

CASH AND CASH EQUIVALENTS

Cash equivalents include highly liquid investments (primarily commercial paper) with an original maturity of three months or less at the time of purchase.

RESTRICTED CASH

Restricted cash consists primarily of cash collateral for letters of credit issued in relation to project development activities and funds held in trust accounts to satisfy the requirements of certain debt agreements.

INVENTORY

Inventory is valued at the lower of average cost or market and consists principally of fuel oil, spare parts, coal, kerosene and raw materials used to generate steam.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are capitalized at original cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

  Facilities and improvements                 10-45 years
  Machinery and equipment                     7-30 years
  Office furnishings and equipment            3-5 years

The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations. NRG Energy analyzes property, plant and equipment quarterly for potential impairment, assessing the appropriateness of lives and recoverability of net balances in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS No. 121).

Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

CAPITALIZED INTEREST

Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the project is completed and considered operational. Capitalized interest is amortized using the straight-line method over the useful life of the related project. Capitalized interest was approximately $2,667,000, $287,000, and $172,000 in 2000, 1999 and 1998, respectively.

DEVELOPMENT COSTS AND CAPITALIZED PROJECT COSTS

Development costs and capitalized project costs include third party professional services, permits, and other costs which are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the project has been approved by NRG Energy's Board of Directors. Additional costs incurred after this point are capitalized. When project operations begin, previously capitalized project costs are reclassified to investment in projects and amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

DEBT ISSUANCE COSTS

Costs to issue long-term debt are capitalized and amortized over the terms of the related debt.

INTANGIBLES

Intangibles consist principally of the excess of the cost of investment in subsidiaries over the underlying fair value of the net assets acquired and are amortized using the straight-line method over 20 to 30 years. NRG Energy evaluates the recovery of goodwill and other intangibles quarterly, based on an analysis of estimated undiscounted future cash flows.

OTHER LONG TERM ASSETS

Other long-term assets consist primarily of service agreements and operating contracts. These assets are being amortized over the remaining terms of the individual contracts, which range from seven to thirty years.

INCOME TAXES

NRG Energy is included in the consolidated tax returns of Xcel. NRG
Energy calculates its income tax provision on a separate return basis under a tax sharing agreement with Xcel as discussed in Note 10. Current federal and state income taxes are payable to or receivable from Xcel. NRG Energy records income taxes using the liability method. Income taxes are deferred on all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities.

Deferred taxes are recorded using the tax rates scheduled by law to be in effect when the temporary differences reverse. NRG Energy's policy for income taxes related to international operations is discussed in Note 10.

REVENUE RECOGNITION

Revenues from the sale of electricity and steam are recorded based upon the output delivered and capacity provided at rates as specified under contract terms or prevailing market rates. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Anticipated future losses on contracts are charged against income when identified. Several of NRG Energy's power plants rely on one power sales contract with a single customer for the majority of the plant's revenues. The prolonged failure of any of these customers to fulfill contractual obligations or make required payments could have a substantial negative impact on NRG Energy's results of operations.

NRG Energy enters into financial instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories to minimize the risk of market fluctuations. Gains and losses on these hedge transactions are recognized into income in the periods for which the underlying commodity is hedged.

FOREIGN CURRENCY TRANSLATION

The local currencies are generally the functional currency of NRG Energy's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses and cashflows are translated at weighted-average rates of exchange for the period. The resulting currency adjustments are accumulated and reported as a separate component of stockholders' equity.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject NRG Energy to concentrations of credit risk consist primarily of cash, accounts receivable, and notes receivable. Cash accounts are generally held in federally insured banks. Accounts receivable and notes receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact NRG Energy's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, NRG Energy believes the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 17.

DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, NRG Energy employs a variety of off-balance sheet instruments to manage its exposure to fluctuations in foreign currency exchange rates, interest rates and energy and energy related commodities prices. NRG Energy does not enter into transactions for speculative purposes. Accordingly, NRG Energy classifies its derivative financial instruments as held or issued for purposes other than trading.

Foreign Currency Exchange Rates

To preserve the U.S. dollar value of projected foreign currency cash flows, NRG Energy may hedge, or protect, those cash flows if appropriate foreign hedging instruments are available. The gains and losses on those agreements offset the effect of exchange rate fluctuations on NRG Energy's known and anticipated cash flows. NRG Energy defers gains on agreements that hedge firm commitments of cash flows, and accounts for them as part of the relevant foreign currency transaction when the transaction occurs. NRG Energy defers expected losses on these agreements, unless it appears that the deferral would result in recognizing a loss later.

Interest Rates

From time to time NRG Energy uses interest rate hedging instruments to protect it from an increase in the cost of borrowing. Gains and losses on interest rate hedging instruments are reported as part of the asset for

Investment In Projects when the hedging instrument relates to a project that has financial statements that are not consolidated into NRG Energy's financial statements. Otherwise, these gains and losses are reported as part of debt.

Energy and Energy Related Commodities

NRG Energy is exposed to commodity price variability in electricity, emission allowances, natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, NRG Energy enters into transactions for physical delivery of particular commodities for a specific period. These financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. These transactions are utilized to:

     o Manage and hedge fixed-price purchase and sales commitments;

     o Reduce exposure to the volatility of spot market prices;

     o Hedge fuel requirements at generation facilities; and

     o Protect investment in fuel inventories.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

In recording transactions and balances resulting from business operations, NRG Energy uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts and actuarially determined benefit costs, among others. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), subsequently amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires NRG Energy to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments, or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings.

SFAS No. 133 will apply to NRG Energy's energy and energy related commodities financial instruments, long-term power sales contracts and long-term gas purchase contracts used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investment in fuel inventories. SFAS No. 133 will also apply to various interest rate swaps used to mitigate the risks associated with movements in interest rates.

NRG Energy has adopted SFAS No. 133 effective January 1, 2001. The effect of adopting SFAS No. 133 was as follows:

     o A one-time after-tax unrealized loss of approximately $22.6 million recorded to other accumulated comprehensive income related to the initial adoption of SFAS No. 133 during the quarter ended March 31, 2001; and

     o Increased volatility in future earnings is possible due to the impact of market fluctuations on derivative instruments used by NRG Energy.

In September 2000, the FASB issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - A Replacement of FASB Statement No. 125 (SFAS No. 140). SFAS No. 140 revises the standards for accounting for securizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for NRG Energy's fiscal year ending December 31, 2001. The adoption of SFAS No. 140 is not expected to have a significant impact on NRG Energy's consolidated financial position or results of operations.

RECLASSIFICATIONS

Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total stockholders' equity as previously reported.

NOTE 3 -- SIGNIFICANT ASSET AND BUSINESS ACQUISITIONS

In March 2000, NRG Energy acquired the assets of the Killingholme A generation facility from National Power plc for (pound)390 million (approximately $615 million at the time of acquisition), subject to post-closing adjustments. Killingholme is a combined cycle gas-fired baseload facility located in North Lincolnshire, England. The facility comprises three units with a total generating capacity of 680 megawatts (MW). NRG Energy owns and operates the facility, which sells power into the wholesale electricity market of England and Wales.

In March 2000, NRG Energy acquired 1,708 MW of coal and gas-fired generation assets in Louisiana for approximately $1,055.9 million (the Cajun facilities). These assets were formally owned by Cajun Electric Power Cooperative, Inc. (Cajun Electric). NRG Energy sells a significant amount of the energy and capacity of the Cajun facilities to 11 of Cajun Electric's former power cooperative members. Seven of these cooperatives have entered into 25-year power purchase agreements with NRG Energy, and four have entered into two to four year power purchase agreements. In addition, NRG Energy sells power under contract to two municipal power authorities and one investor-owned utility that were former customers of Cajun Electric. See Note 21 for unaudited pro forma results of operations as if the acquisition of the Cajun facilities had occurred at the beginning of the periods disclosed.

In September 2000, NRG Energy completed the acquisition of Flinders Power in South Australia. NRG Energy paid approximately AUD $314.4 million (U.S.$180 million as of the date of the acquisition) for a 100-year lease of the Flinders Power assets. Flinders Power includes two power stations totaling 760 MW; the Leigh Creek coal mine and a dedicated rail line. The lease agreement also includes managing the long-term fuel supply and power purchase agreement of the 180 MW Osborne Cogeneration Station.

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

The major classes of property, plant and equipment at December 31 were as follows:

(IN THOUSANDS)                                                      2000            1999
                                                                ----------       ----------
Facilities and equipment                                        $4,009,244       $2,003,173
Land and improvements                                               79,190           64,330
Office furnishings and equipment                                    18,219           11,301
Construction in Progress                                           206,992           53,448
                                                                ----------       ----------
    Total property, plant and equipment                          4,313,645        2,132,252
Accumulated depreciation                                          (271,977)        (156,849)
                                                                ----------       ----------
Net property, plant and equipment                               $4,041,668       $1,975,403
                                                                ==========       ==========

NOTE 5 -- INVENTORY

Inventory, which is stated at the lower of weighted average cost or market, at December 31, consists of:

(IN THOUSANDS)                                           2000           1999
                                                      ---------      --------
Fuel oil......................................        $  48,541        35,987
Coal..........................................           17,439        16,404
Kerosene......................................            1,524         1,395
Spare parts...................................           85,136        56,766
Other.........................................           22,224         8,629
                                                      ---------      --------
  Total Inventory.............................        $ 174,864      $119,181
                                                      =========      ========

NOTE 6 -- INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

NRG Energy has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NRG Energy from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses of domestic partnerships and, generally, in the net income or losses of international projects are reflected as equity in earnings of unconsolidated affiliates.

A summary of NRG Energy's significant equity-method investments which were in operation at December 31, 2000 is as follows:

                                         GEOGRAPHIC        ECONOMIC
    NAME                                 AREA              INTEREST
    ---------------------------------------------------------------
    Loy Yang Power A                     Australia         25.37%
    Enfield Energy Center                Europe            25.00%
    Gladstone Power Station              Australia         37.50%
    COBEE (Bolivian Power Co. Ltd.)      South America     49.10%
    ECK Generating                       Czech Republic    44.50%
    MIBRAG GmbH                          Europe            33.33%
    Cogeneration Corp. of America        USA               20.00%
    Schkopau Power Station               Europe            20.95%
    Long Beach Generating                USA               50.00%
    El Segundo Generating                USA               50.00%
    Encina                               USA               50.00%
    San Diego Combustion Turbines        USA               50.00%
    Energy Developments Limited          Australia         29.14%
    Scudder Latin American Power         Latin America      6.63%

Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method as of and for the year ended December 31, is as follows:

(THOUSANDS OF DOLLARS)                 2000             1999             1998
--------------------------------------------------------------------------------
Operating revenues                  $2,349,108       $1,732,521       $1,491,197
Costs and expenses                   1,991,086        1,531,958        1,346,569
--------------------------------------------------------------------------------
     Net income                     $  358,022       $  200,563       $  144,628
================================================================================
Current assets                      $1,000,670       $  742,674       $  710,159
Noncurrent assets                    7,470,766        7,322,219        7,938,841
--------------------------------------------------------------------------------
     Total assets                   $8,471,436       $8,064,893       $8,649,000
================================================================================
Current liabilities                 $1,094,304       $  708,114       $  527,196
Noncurrent liabilities               4,306,142        5,168,893        5,854,284
Equity                               3,070,990        2,187,886        2,267,520
--------------------------------------------------------------------------------
     Total liabilities and equity   $8,471,436       $8,064,893       $8,649,000
================================================================================
NRG's share of equity               $  973,261       $  932,591       $  800,924
NRG's share of income               $  139,364       $   67,500       $   81,706

In accordance with SFAS No. 121, NRG Energy reviews long lived assets, investments and certain intangibles for impairment whenever events or circumstances indicate the carrying amounts of an asset may not be recoverable. During 1998, NRG Energy wrote down accumulated project development expenditures of $26.7 million. NRG Energy's West Java, Indonesia, project totaling $22.0 million was written off due to the uncertainties surrounding infrastructure projects in Indonesia. Also during 1998, NRG Energy wrote off its $1.9 million investment in the Sunnyside project and its $2.8 million investment in Alto Cachopoal. The charge represents the difference between the carrying amount of the investment and the fair value of the asset, determined using a cash flow model.

NOTE 7 -- RELATED PARTY TRANSACTIONS

OPERATING AGREEMENTS

NRG Energy has two agreements with Xcel for the purchase of thermal energy. Under the terms of the agreements, Xcel charges NRG Energy for certain costs (fuel, labor, plant maintenance, and auxiliary power) incurred by Xcel to produce the thermal energy. NRG Energy paid Xcel $5.5 million, $4.4 million and $5.1 million in 2000, 1999 and 1998, respectively under these agreements.

NRG Energy has a renewable 10-year agreement with Xcel, expiring on December 31, 2001, whereby Xcel agrees to purchase refuse-derived fuel for use in certain of its boilers and NRG Energy agrees to pay Xcel a burn incentive. Under this agreement, NRG Energy received $1.5 million, $1.4 million and $1.4 million from Xcel, and paid $2.8 million, $2.7 million and $3.1 million to Xcel in 2000, 1999 and 1998, respectively.

ADMINISTRATIVE SERVICES AND OTHER COSTS

NRG Energy has an administrative services agreement in place with Xcel. Under this agreement NRG Energy reimburses Xcel for certain overhead and administrative costs, including benefits administration, engineering support, accounting, and other shared services as requested by NRG Energy. In addition, NRG Energy employees participate in certain employee benefit plans of Xcel as discussed in Note 11. NRG Energy received services from Xcel of $4.7 million, $6.4 million and $5.2 million, during 2000, 1999 and 1998, respectively under this agreement.

NOTE 8 -- NOTES RECEIVABLE

Notes receivable consists primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The notes receivable at December 31, are as follows:

(THOUSANDS OF DOLLARS)                                                            2000       1999
--------------------------------------------------------------------------------------------------
Central Texas Commercial Air Conditioning & Heating, Inc.,
  due July 10, 2001, 10%                                                        $    60    $    --
O'Brien Cogen II note, due 2008, non-interest bearing                               513        465
Southern Minnesota-Praireland Solid Waste, note due 2003, 7%                         34         44
Omega Energy, LLC, due 2004, 12.5%                                                3,745      3,745
Omega Energy, LLC, due 2009, 11%                                                  1,533      1,533
                                                                                ------------------
       Notes receivable - non-affiliates                                          5,885      5,787
Various secured notes due 2000 and later, non-interest and interest bearing          --        224
NEO notes to various affiliates due primarily 2012, prime +2%                    23,277     21,572
TOSLI, various notes due 2000, LIBOR plus 4.0%, 6.565% at December 31, 2000         207        207
Pacific Generation, various notes, prime +2% to 12%                               3,368      3,368
NRGenerating International BV notes to various affiliates,
  non-interest bearing                                                           44,275     40,410
                                                                                ------------------
       Notes receivable - affiliates                                             71,127     65,781
--------------------------------------------------------------------------------------------------
Total                                                                           $77,012    $71,568
==================================================================================================

NOTE 9 -- LONG-TERM DEBT

Long-term debt consists of the following:

(THOUSANDS OF DOLLARS)                                                    2000          1999
----------------------------------------------------------------------------------------------
COBEE, due upon demand, non-interest bearing                                 69          5,761
O'Brien Cogen II due August 31, 2000, 9.5%                                   --          2,893
NRG San Diego, Inc. promissory note, due June 25, 2003, 8.0%              1,283          1,729
Pittsburgh Thermal LP - Credit Line, due 2004, LIBOR+4.25%                   --          1,100
San Francisco Thermal LP - Credit Line, due 2004, LIBOR+4.25%                --            900
Pittsburgh Thermal LP, due 2002-2004, 10.61%-10.73%                       5,525          6,800
San Francisco Thermal LP, October 5, 2004, 10.61%                         4,984          5,905
NRG Energy senior notes, due February 1, 2006, 7.625%                   125,000        125,000
Note payable to Xcel, due December 1, 1995-2006, 5.40%-6.75%                 --          6,495
NRG Energy senior notes, due June 15, 2007, 7.50%                       250,000        250,000
Camas Power Boiler LP, unsecured term loan, due June 30, 2007, 7.65%     14,526         17,087
Camas Power Boiler LP, revenue bonds, due August 1, 2007, 4.65%           9,130          9,130
Various NEO debt due 2005-2008, 9.35%                                    27,186         28,615
NRG Energy senior notes, due June 1, 2009, 7.50%                        300,000        300,000
NRG Energy senior notes, due September 15, 2010, 8.25%                  350,000             --
Flinders Power Finance Pty, due September 2012, 7.58%                    83,820             --
NRG Energy Center, Inc. senior secured notes
  due June 15, 2013,7.31%                                                65,762         68,881
NRG Energy senior notes, due Nov. 1, 2013, 8.00%                        240,000        240,000
Crockett Corp. LLP, due December 31, 2014, 8.13%                        245,229        255,000
NRG Northeast Generating LLC term loan                                       --        646,564
NRG Northeast Generating LLC senior bonds,due various dates
  through December 15, 2024, various interest rates                     700,000             --
NRG South Central Generating LLC senior bonds, due various
  dates through September 15, 2024, various interest rates              788,750             --
NRG Energy ROARS, due March 15, 2005, 7.97%                             239,386             --
Sterling Luxemburg #3, term loan due June 30, 2019, 7.86%,                                  --
  LIBOR+1.31%                                                           346,668             --
----------------------------------------------------------------------------------------------
                                                                      3,797,318      1,971,860
Less current maturities                                                (146,469)       (30,462)
----------------------------------------------------------------------------------------------
      Total                                                          $3,650,849     $1,941,398
==============================================================================================

As of December 31, 2000, NRG Energy had a $500 million revolving credit facility under a commitment fee arrangement that matures in March of 2001. This facility provides short-term financing in the form of bank loans. At December 31, 2000, NRG Energy had $8 million outstanding under this facility. In March 2001, the revolving credit facility will terminate and be replaced with a substantially similar facility, terminating in March 2002. During the period ended December 31, 2000 the facility bore interest at a floating rate of 9.5% and had a weighted average interest rate of 7.986%.

As of December 31, 1999, NRG Energy had $550 million in revolving credit facilities under a commitment fee arrangement. These facilities provide short-term financing in the form of bank loans and letters of credit. At December 31, 1999, NRG Energy had $340.0 million outstanding under this revolving credit agreement.

NRG Energy had $63.0 million and $116.0 million in outstanding letters of credit as of December 31, 2000 and 1999, respectively.

The NRG Energy Center, Inc. notes are secured principally by long-term assets of the Minneapolis Energy Center (MEC). In accordance with the terms of the note agreement, MEC is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of MEC assets, and affiliate transactions. MEC was in compliance with these covenants at December 31, 2000.

The NRG Energy $125 million, $250 million, $300 million, $240 million and $350 million senior notes are unsecured and are used to support equity requirements for projects acquired and in development. The interest is generally paid semi-annually.

The $240 million NRG Energy Senior notes due November 1, 2013 are remarketable or redeemable Security (ROARS). November 1, 2003 is the first remarketing date for these notes. Interest is payable semi-annually on May 1, and November 1, of each year through 2003, and then at intervals and interest rates as discussed in the indenture. On the remarketing date, the notes will either be mandatorily tendered to and purchased by Credit Suisse Financial Products or mandatorily redeemed by NRG Energy at prices discussed in the indenture. The notes are unsecured debt that rank senior to all of NRG Energy's existing and future subordinated indebtedness.

The various NEO notes are term loans. The loans are secured principally by long-term assets of NEO Landfill Gas collection system. NEO Landfill Gas is required to maintain compliance with certain covenants primarily related to incurring debt, disposing of the NEO Landfill Gas assets, and affiliate transactions. NEO was in compliance with these covenants at December 31, 2000.

The Camas Power Boiler LP notes are secured principally by its long-term assets. In accordance with the terms of the note agreements, Camas Power Boiler LP is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of assets, and affiliate transactions. Camas Power Boiler was in compliance with these covenants at December 31, 2000.

The Crockett Corporation term loan is secured by primarily the long-term assets of the Crockett Cogeneration project.

On February 22, 2000, NRG Northeast Generating LLC, an indirect, wholly-owned subsidiary of NRG Energy issued $750 million of project level senior secured bonds, to refinance short-term project borrowings and for certain other purposes. The bond offering included three tranches: $320 million with an interest rate of 8.065% due in 2004, $130 million with an interest rate of 8.842% due in 2015 and $300 million with an interest rate of 9.292% due in 2024. The bonds are jointly and severally guaranteed by each of NRG Northeast's existing and future subsidiaries. The bonds are secured by a security interest in NRG Northeast's membership or other ownership interests in the guarantors and its rights under all intercompany notes between NRG Northeast and the guarantors. Approximately $646.6 million of the proceeds from these bonds were used to repay short-term borrowings outstanding at December 31, 1999; accordingly, $646.6 million of short-term debt was re-classified as long-term debt, based on this refinancing. In December, 2000, NRG Northeast Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933. As of December 31, 2000, there remains $700 million of outstanding bonds.

In March 2000, NRG Energy issued $250 million of 8.70% ROARS due March 15, 2005. Each security represents a fractional interest in the assets of an unconsolidated grantor trust that pays interest semi-annually on March 15, and September 15, of each year through 2005. The sole assets of the Trust consists of (pound)160 million of Reset senior notes due March 15, 2020 issued by NRG Energy pursuant to the Indenture and certain other defined rights. The Reset senior notes were used principally to finance NRG Energy's acquisition of the Killingholme facility. On March 15, 2005, these senior notes may be remarketed by Bank of America, N.A. at a fixed rate of interest through the maturity date or, at a floating rate of interest for up to one year and then at a fixed rate of interest through 2020. Interest is payable semi-annually on these securities beginning September 15, 2000 through March 15, 2005, and then at intervals and interest rates established in the remarketing process.

Additionally, three of NRG Energy's foreign subsidiaries entered into a (pound)325 million (US $517 million at March 31, 2000) secured borrowing facility agreement with Bank of America International Limited. Under this facility, the financial institutions have made available to our subsidiaries various term loans totaling (pound)235 million (US $374 million at March 31, 2000) for purposes of financing the acquisition of the Killingholme facility and (pound)90 million (US $143 million at March 31, 2000) of revolving credit and letter of credit facilities to provide working capital for operating the Killingholme facility. The final maturity date of the facility is the earlier of June 30, 2019, or the date on which all borrowings and commitments under the largest tranche of the term facility have been repaid or cancelled.

In March 2000, NRG South Central Generating LLC, an indirect wholly-owned subsidiary of NRG Energy issued $800 million of senior secured bonds in a two-part offering, to finance its acquisition of the Cajun generating facilities. The first tranche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second tranche was for $300 million with a coupon of 9.479% and a maturity of 2024. The bonds are secured by a security interest in NRG Central U.S. LLC's and South Central Generating Holding LLC's membership interests in NRG South Central and NRG South Central's membership interests in Louisiana Generating and all of the assets related to the Cajun facilities including its rights under a guarantor loan agreement and all intercompany notes between it and Louisiana Generating and a revenue account and a debt service reserve account. In January 2001, NRG South Central Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933.

In September 2000, Flinders Power Finance Pty, an Australian wholly owned subsidiary, entered into a twelve year AUD $150 million promissory note (US $81.4 million at September 2000). The interest has a fixed and variable component. At December 31, 2000, the effective interest rate was 8.25% and is paid semi annually.

In December 1999, NRG Energy filed a shelf registration statement with the SEC to issue up to $500 million of unsecured debt securities. During 2000, NRG Energy issued $350 million of debt under this shelf for general corporate purposes, which includes financing, development and construction of new facilities, additions to working capital and financing capital expenditures and pending or potential acquisitions. The remaining $150 million was combined with NRG Energy's recently filed shelf registration made in December 2000.

In December 2000, NRG Energy filed a shelf registration with the SEC to issue up to $1,650.0 million of an indeterminate amount of debt securities, preferred stock, common stock, depository shares, debt warrants, stock purchase contracts, stock purchase units and hybrid securities. This shelf registration includes $150 million of securities that are being carried forward from NRG Energy's previous shelf registration filed in December 1999.

Annual maturities of long-term debt for the years ending after December 31, 2000 are as follows:

(THOUSANDS OF DOLLARS)
---------------------------------------------------------
2001                                           $  146,469
2002                                              166,075
2003                                               98,269
2004                                               91,324
2005                                               51,332
Thereafter                                      3,243,849
---------------------------------------------------------
      Total                                    $3,797,318
=========================================================

GUARANTEES

NRG Energy is directly liable for the obligations of certain of its project affiliates and other subsidiaries pursuant to guarantees relating to certain of their indebtedness, equity and operating obligations. In addition, in connection with the purchase and sale of fuel, emission credits and power generation products to and from third parties with respect to the operation of some of NRG Energy's generation facilities in the United States, NRG Energy may be required to guarantee a portion of the obligations of certain of its subsidiaries. As of December 31, 2000, NRG Energy's obligations pursuant to its guarantees of the performance, equity and indebtedness obligations of its subsidiaries totaled approximately $493 million.

NOTE 10 -- INCOME TAXES

NRG Energy and its parent, Xcel, have entered into a federal and state income tax sharing agreement relative to the filing of consolidated federal and state income tax returns. The agreement provides, among other things, that (1) if NRG Energy, along with its subsidiaries, is in a taxable income position, NRG
Energy will be currently charged with an amount equivalent to its federal and state income tax computed as if the group had actually filed separate federal and state returns, and (2) if NRG Energy, along with its subsidiaries, is in a tax loss position, NRG Energy will be currently reimbursed to the extent its combined losses are utilized in a consolidated return, and (3) if NRG Energy, along with its subsidiaries, generates tax credits, NRG Energy will be currently reimbursed to the extent its tax credits are utilized in a consolidated return. The provision (benefit) for income taxes consists of the following:

(Thousands of dollars)                 2000              1999            1998
-------------------------------------------------------------------------------
Current
      Federal                       $ 49,048           $ 3,620         $(10,773)
      State                           39,972             1,041           (3,940)
      Foreign                           (614)            4,040            2,358
-------------------------------------------------------------------------------
                                      88,406             8,701          (12,355)
Deferred
      Federal                         25,836            (2,792)           8,828
      State                            5,475            (3,901)           1,541
      Foreign                          7,104            (7,668)          (7,736)
-------------------------------------------------------------------------------
                                      38,415           (14,361)           2,633
Tax credits recognized               (34,083)          (20,421)         (15,932)
-------------------------------------------------------------------------------
Total income tax (benefit)            92,738          $(26,081)        $(25,654)
===============================================================================
Effective tax rate                        34%             (84%)           (160%)

The components of the net deferred income tax liability at December 31 were:

(Thousands of dollars)                                 2000           1999
---------------------------------------------------------------------------
Deferred tax liabilities
      Differences between book and tax
         basis of property                           $82,392        $37,713
      Investments in projects                         29,475         17,308
      Goodwill                                         2,015          1,117
      Other                                           10,546          5,544
---------------------------------------------------------------------------
        Total deferred tax liabilities               124,428         61,682

Deferred tax assets
      Deferred revenue                                   280            841
      Deferred compensation, accrued vacation
         and other reserves                           23,703         10,996
      Development costs                               13,891          6,768
      Deferred investment tax credits                    345            450
      Steam capacity rights                              778            844
      Foreign tax loss carry forwards                 25,063         20,919
      Other                                            4,726          3,924
---------------------------------------------------------------------------
      Total deferred tax assets                       68,786         44,742
---------------------------------------------------------------------------
      Net deferred tax liability                     $55,642        $16,940
===========================================================================

The effective income tax rate for 2000 differs from the Foreign operations statutory federal income tax rate of 35% as follows:



Net Income before income taxes                                 $275,673

Tax at 35%                                                       96,486       35.00%
State taxes (net of federal benefit)                             29,541       10.72%
Foreign operations                                              (10,692)      (3.88)%
Tax credits                                                     (34,083)     (12.36)%
Permanent differences, reserves and other                        11,486        4.16%
                                                               --------      ------
Income tax expense                                             $ 92,738       33.64%
                                                               ========      ======

For the year ended December 31, 2000, income tax expense was $92.7 million, compared to an income tax benefit of $26.1 million for the year ended December 31, 1999, an increase of $118.8 million. The increase in tax expense compared to 1999 is due primarily to higher domestic taxable income. This increase was partially offset by additional IRC Section 29 energy tax credits. For the year ended December 31, 2000, NRG Energy's overall effective income tax rate was approximately 34%. NRG Energy's effective income tax rate before recognition of tax credits was approximately 46%. This rate is higher than a combined federal and Minnesota statutory rate because a significant portion of NRG Energy's income is generated in New York City, an area with high state and local tax rates. In addition, NRG Energy has recorded a valuation allowance on certain state and foreign tax losses, also increasing the effective tax rate.

The effective income tax rate for the years 1999 and 1998 differs from the statutory federal income tax rate of 35% primarily due to state tax, foreign tax and tax credits as shown above. Income and expenses from foreign operations are not subject to U.S. taxes (as discussed below).

NRG Energy intends to reinvest the earnings of foreign operations except to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of unremitted earnings of foreign subsidiaries of approximately $232 million and $195 million at December 31, 2000 and 1999. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is not practicable to estimate the amount of tax that might be payable.

NOTE 11 -- BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS

PENSION BENEFITS

NRG Energy participates in Xcel's noncontributory, defined benefit pension plan which was formerly administered by NSP, and covers substantially all of NRG's employees. Benefits are based on a combination of years of service, the employee's highest average pay, and Social Security benefits. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities. NRG Energy's net annual periodic pension cost includes the following components:

COMPONENTS OF NET PERIODIC BENEFIT COST
(Thousands of dollars)                           2000            1999            1998
-------------------------------------------------------------------------------------
Service cost benefits earned                  $   5,769        $ 1,602        $ 1,303
Interest cost on benefit obligation               6,728          1,739          1,417
Expected return on plan assets                  (11,227)        (2,866)        (2,226)
Amortization of prior service cost                  394            393            172
Recognized actuarial gain                        (5,355)        (2,053)        (1,878)
-------------------------------------------------------------------------------------
     Net periodic benefit credit              $  (3,691)      $ (1,185)      $ (1,212)
=====================================================================================

The funded status of the pension plan in which NRG Energy employees participate is as follows at December 31:


RECONCILIATION OF FUNDED STATUS                         2000                        1999
                                             ---------------------------  -----------------------
(Thousands of dollars)                       Xcel Plan     NRG Portion   Xcel Plan    NRG Portion
-------------------------------------------------------------------------------------------------
                                            (Unaudited)                  (Unaudited)
Benefit obligation at Jan. 1                $1,247,849     $  24,289     $1,143,464   $  20,112
Service cost                                    36,895         5,769         36,421       1,602
Interest cost                                   99,254         6,728         86,429       1,739
Plan amendments                                  1,925            --        184,255       2,214
Actuarial (gain)/loss                          (27,446)        5,357       (105,634)       (178)
Acquisitions                                    52,800        52,800             --          --
Benefit payments                              (135,462)       (4,371)       (97,086)     (1,200)
-------------------------------------------------------------------------------------------------
    Benefit obligation at Dec. 31           $1,275,815     $  90,572     $1,247,849   $  24,289
=================================================================================================


Fair value of plan assets at Jan. 1         $2,418,637     $  47,078     $2,221,819      39,079
Actual return on plan assets                    89,651        90,058        293,904       9,199
Benefit payments                              (135,462)       (4,371)       (97,086)     (1,200)
Acquisitions                                    38,412        38,412             --          --
-------------------------------------------------------------------------------------------------
    Fair value of plan assets at Dec. 31    $2,411,238     $ 171,177     $2,418,637   $  47,078
=================================================================================================

Funded status at Dec. 31-
   excess of assets over obligation        $ 1,135,423     $  80,605    $ 1,170,788    $ 22,789
Unrecognized transition asset                     (235)           --           (311)         --
Unrecognized prior service cost                254,798         4,381        277,350       4,775
Unrecognized net gain                       (1,276,435)      (98,874)    (1,381,889)    (26,944)
-------------------------------------------------------------------------------------------------
Accrued asset (liability) at Dec. 31       $   113,551     $ (13,888)   $    65,938    $    620
=================================================================================================

AMOUNT RECOGNIZED IN THE BALANCE SHEET                     2000                       1999
                                                  -----------------------    ----------------------
(Thousands of dollars)                            Xcel Plan   NRG Portion    Xcel Plan  NRG Portion
---------------------------------------------------------------------------------------------------
                                                (Unaudited)                 (Unaudited)
Prepaid benefit cost                             $ 128,034    $       --     $  65,938    $  868
Accrued benefit liability                          (14,483)      (13,888)           --      (248)
---------------------------------------------------------------------------------------------------
   Net amount recognized -- asset (liability)    $ 113,551    $  (13,888)    $  65,938    $  620
===================================================================================================

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% for December 31, 2000 and 1999. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 4.5% in 2000 and 1999. The assumed long-term rate of return on assets used for cost determinations was 8.5% for 2000 and 1999.

NRG Energy participates in Xcel's defined contribution 401(K) plan that covers substantially all employees. Total contributions to the plan were approximately $0.7 million, $0.5 million and $0.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

NRG EQUITY PLAN

During 1998 and 1999, NRG Energy's employees were eligible to participate in its Equity Plan (the Plan). The Plan granted, to employees, phantom equity units that were intended to simulate Stock options. Grant size was based on the participant's position in the Company and base salary. Equity unit valuations were performed annually by an outside valuation firm. The value of an equity unit was the approximate value per share of NRG Energy's stockholder equity as of the valuation date, less the value of Xcel's (formerly NSP) equity investments. The units were awarded to employees annually at the respective year's calculated share price (grant price). The Plan provided employees with a cash pay out for the unit's appreciation in value over the vesting period. The Plan had a seven year vesting schedule with actual payments beginning after the end of the third year and continuing at 20% each year for the subsequent five years. During 2000, 1999 and 1998, NRG Energy recorded compensation expense of approximately $6.0 million, $13.0 million and $2.6 million, respectively, for the Plan.

The Plan included a change of control provision, which allowed all shares to vest if NRG Energy's ownership were to change. Subsequent to the completion of NRG Energy's initial public offering in June 2000, the Plan was converted to a new stock option plan see Note 14.

POSTRETIREMENT HEALTH CARE

NRG Energy participates in Xcel's contributory health and welfare benefit plan which was formerly administered by NSP, and provides health care and death benefits to substantially all NRG Energy retirees. The legacy Xcel plan, was terminated for nonbargaining employees retiring after 1998 and for bargaining employees retiring after 1999. For covered retirees, the plan enables NRG Energy to share the cost of retiree health costs. Cost-sharing for bargaining employees is governed by the terms of the collective bargaining agreement.

Postretirement health care benefits for NRG Energy are determined and recorded under the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires the actuarially determined obligation for postretirement health care and death benefits to be fully accrued by the date employees attain full eligibility for such benefits, which is generally when they reach retirement age.

NRG Energy's net annual periodic benefit cost under SFAS No. 106 includes the following components:

COMPONENTS OF NET PERIODIC BENEFIT COST
(Thousands of dollars)                            2000            1999          1998
-------------------------------------------------------------------------------------
Service cost benefits earned                   $    833         $    9         $  165
Interest cost on benefit obligation               1,270             24            145
Amortization of transition asset                     --             --             17
Amortization of prior service cost                 (104)          (104)           (40)
Recognized actuarial (gain) /loss                   (28)           (34)             2
-------------------------------------------------------------------------------------
     Net periodic benefit cost (credit)        $  1,971         $ (105)        $  289
=====================================================================================

Plan assets as of December 31, 2000 consisted of investments in equity mutual funds, fixed income securities and cash equivalents. NRG Energy's funding policy is to contribute to Xcel's benefits actually paid under the plan.

The following table sets forth the funded status of the health care plan in which NRG Energy's employees participate at December 31:

RECONCILIATION OF FUNDED STATUS                          2000                     1999
                                              -----------------------   -----------------------
(Thousands of dollars)                       Xcel Plan    NRG Portion   Xcel Plan   NRG Portion
-----------------------------------------------------------------------------------------------
                                            (Unaudited)                 (Unaudited)
Benefit obligation at Jan. 1                 $ 139,934     $    421     $ 219,762    $  1,517
Service cost                                       997          833           196           9
Interest cost                                   12,576        1,270         9,184          24
Employee contributions                           2,338            6            --          --
Plan amendments                                     --           --       (80,840)       (770)
Actuarial loss/(gain)                           18,782         (755)        3,269        (359)
Acquisitions                                    16,445       16,445            --          --
Benefit payments                               (20,140)         (26)      (16,637)         --
-----------------------------------------------------------------------------------------------
      Benefit obligation at Dec. 31          $ 170,932     $ 18,194     $ 134,934    $    421
===============================================================================================

Fair Value of plan assets at Jan. 1          $  35,198     $     --     $  34,514    $     --
Actual return on plan assets                       527           --         3,982          --
Employee contributions                           2,338            6            --          --
Employer contributions                          14,204           20        13,339          --
Benefit payments                               (20,140)         (26)      (16,637)         --
===============================================================================================
      Fair value of plan assets at Dec. 31   $  32,127     $     --     $  35,198    $     --
===============================================================================================

Funded status at Dec. 31-
        unfunded obligation                  $ 138,805     $ 18,194     $ 104,736    $    421
Unrecognized transition obligation             (20,376)          --       (22,073)         --
Unrecognized prior service cost                  2,637        1,348         2,926       1,452
Unrecognized net (gain)/loss                   (29,901)       2,106       (10,580)        562
-----------------------------------------------------------------------------------------------
Accrued liability recorded
        at Dec. 31                           $  91,165     $ 21,648     $  75,009    $  2,435
===============================================================================================

The assumed health care cost trend rates used in measuring the accumulated projected benefit obligation (APBO) at both December 31, 2000 and 1999, were 8.1% for those under age 65, and 6.1 % for those over age 65. The assumed cost trends are expected to decrease each year until they reach 5.5% for both age groups in the year 2004, after which they are assumed to remain constant. A one percent increase in the assumed health care cost trend rate would increase the APBO by approximately $1.8 million as of December 31, 2000. Service and interest cost components of the net periodic postretirement cost would increase by approximately $230,000 with a similar one percent increase in the assumed health care cost trend rate. A one percent decrease in the assumed health care cost trend rate would decrease the APBO by approximately $1.4 million as of December 31, 2000. Service and interest cost components of the net periodic post-retirement cost would decrease by approximately $175,000 with a similar one percent decrease in the assumed health care cost trend rate. The assumed discount rate used in determining the APBO was 7.75% for both December 31, 2000 and 1999, compounded annually. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 106 was 8% for 2000, 1999 and 1998.

PENSION AND OTHER BENEFITS -- 1999 ACQUISITIONS

During 1999, NRG Energy acquired several generating assets and assumed benefit obligations for a number of employees associated with those acquisitions. The plans assumed included noncontributory defined benefit pension formulas, matched 401(k) savings plans, and contributory post-retirement welfare plans. Approximately, 56 percent of our benefit employees are represented by eight local labor unions under collective bargaining agreements, which expire between 2000 and 2003.

For these employees, NRG Energy sponsored one noncontributory, defined benefit pension plan that covered most of the employees associated with the 1999 acquisitions. Generally, the benefits are based on a combination of years of service, the final average pay and Social Security benefits.

COMPONENTS OF NET PERIODIC BENEFIT COST
(Thousands of dollars)                                        1999
--------------------------------------------------------------------
Service cost benefits earned                                 $   968
Interest cost on benefit obligation                            1,115
Expected return on plan assets                                (1,193)
--------------------------------------------------------------------
     Net periodic (benefit) cost                             $   890
--------------------------------------------------------------------

RECONCILIATION OF FUNDED STATUS
(Thousands of dollars)                                        1999
--------------------------------------------------------------------
Benefit obligation at beginning of year                      $24,954
Additional Acquisitions during the year                       27,330
Service cost                                                     968
Interest cost                                                  1,115
Plan amendments                                                   --
Actuarial gain                                                (1,098)
Benefit payments                                                (403)
--------------------------------------------------------------------
      Benefit obligation at Dec. 31                          $52,866
====================================================================


Fair value of plan assets at beginning of year               $24,905
Additional assets transferred                                 10,070
Actual return on plan assets                                   3,091
Benefit payments                                                (403)
--------------------------------------------------------------------
      Fair value of plan assets at Dec. 31                   $37,663
====================================================================


Funded status at Dec. 31-
   unfunded obligation                                      $(15,203)
Unrecognized transition (asset) obligation                        --
Unrecognized prior service cost                                   --
Unrecognized net gain                                         (2,996)
--------------------------------------------------------------------
Accrued benefit obligation at Dec. 31                       $(18,199)

AMOUNT RECOGNIZED IN THE BALANCE SHEET
(Thousands of dollars)                                        1999
--------------------------------------------------------------------
Prepaid benefit cost                                              --
Accrued benefit liability                                   $(18,199)
--------------------------------------------------------------------
      Net amount recognized -- (liability)                  $(18,199)
--------------------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for December 31, 1999. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 4.5% for nonunion employees and 3.50% for union employees. The assumed long-term rate of return on assets used for cost determinations was 8.5% for 1999.

During the year 2000, the pension benefits attributable to NRG Energy's 1999 acquisitions were combined with Xcel's plan.

POSTRETIREMENT HEALTH CARE

NRG Energy has also assumed post retirement health care benefits for some of its employees associated with the 1999 acquisitions. The plan enables NRG Energy and the retirees to share the costs of retiree health care. The cost sharing varies by acquisition group and collective bargaining agreements. There are no existing retirees under these plans as of December 31, 1999. The estimated net periodic postretirement benefit cost for 1999 is $0.85 million. The estimated accumulated post-retirement benefit obligation is $12 million at December 31, 1999.

During the year 2000, the postretirement health care benefit obligations attributable to NRG Energy's 1999 acquisitions were combined with Xcel's plan.

401(K) PLANS

NRG Energy also assumed several contributory, defined contribution employee savings plans as a result of its 1999 acquisition activity. These plans comply with Section 401(k) of the Internal Revenue Code and cover substantially all of our employees who are not covered by Xcel's 401(k) Plan. NRG Energy matches specified amounts of employee contributions to the plan. Employer contributions made to these plans were approximately $0.31 million in 1999, respectively.

PENSION AND OTHER BENEFITS -- 2000 ACQUISITIONS

Flinders Power, South Australia

Flinders Power participates with other companies in the electric generation industry in South Australia, in making payments to pension funds, which are not administered by Flinders Power. Pension costs relating to multi-employer plans were approximately US$1.3 million for the period ended August 3, 2000 (date of acquisition), to December 31, 2000.

NOTE 12 -- SALES TO SIGNIFICANT CUSTOMERS

During 2000, sales to two customers accounted for 22.2% and 12.2% of total revenues from wholly owned operations in 2000. Sales to three customers accounted for 21.0%, 19.7% and 10.5% of total revenues from wholly owned operations in 1999.

NRG Energy and the Ramsey/Washington Resource Recovery Project have a service agreement for waste disposal, which expires in 2006. In 1998, approximately 26.5% of NRG Energy's operating revenues were recognized under this contract. In addition, sales to one thermal customer amounted to 10.3% of operating revenues in 1998.

NOTE 13 -- FINANCIAL INSTRUMENTS

The estimated December 31 fair values of NRG Energy's recorded financial instruments are as follows:

                                                       2000                    1999
                                            ---------------------------------------------------
                                               Carrying     Fair        Carrying       Fair
(Thousands of dollars)                          Amount      Value        Amount        Value
-----------------------------------------------------------------------------------------------
Cash and cash equivalents                   $   95,243  $   95,243     $   31,483    $   31,483
Restricted cash                                 12,135      12,135         17,441        17,441
Notes receivable, including current portion     77,012      77,012         71,568        71,568
Long-term debt, including current portion    3,797,318   3,838,627      1,971,860     1,931,969

For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

DERIVATIVE FINANCIAL INSTRUMENTS

Foreign currency exchange rates

In the third quarter of 2000, NRG Energy entered into a contract with a notional amount of approximately $8.8 million to hedge or protect foreign currency denominated cash flows. This foreign currency exchange instrument was a hedge of a Killingholme project distribution and expired in January 2001. If this hedge had been discontinued on December 31, 2000, NRG Energy would have owed the counterparty approximately $700,000.

Interest rates

As of December 31, 2000, NRG Energy has four interest rate swap agreements with notional amounts totaling approximately $530 million. The contracts are used to manage NRG Energy's exposure to changes in interest rates. If the swaps had been discontinued on December 31, 2000, NRG Energy would have owed the counterparties approximately $28.9 million.

Energy and energy related commodities

As discussed in Note 2, NRG Energy is exposed to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, NRG Energy enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. At December 31, 2000 and 1999, the net notional amount of such transactions was approximately $309 million and $207 million. If these contracts were terminated at December 31, 2000 and 1999, the Company would have received approximately $52.8 and $12 million based on price fluctuations to date.

Credit Risk

Management believes that NRG Energy's exposure to credit risk due to nonperformance by the counterparties to its hedging contracts is insignificant, based on the investment grade rating of the counterparties. Counterparties consist principally of financial institutions and major energy companies.


NOTE 14 -- CAPITAL STOCK

SALE OF STOCK

In June 2000, NRG Energy sold 32.4 million shares of common stock at $15.00 per share. Net proceeds from the offering were $453.7 million. NRG Energy has authorized capital stock consisting of 550,000,000 shares of common stock, and 250,000,000 shares of Class A common stock. At December 31, 2000, there were approximately 32,396,000 shares of common stock, and 147,605,000 shares of Class A common stock issued and outstanding.

INCENTIVE COMPENSATION PLAN

In June, 2000 NRG Energy adopted a new incentive compensation plan (the New Stock Plan), which will be administered by the Board of Directors, or a committee appointed by the Board of Directors. The New Stock Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares, or cash based awards as determined by the Board of Directors. All officers, certain other employees, and non-employee directors are eligible to participate in the plan. Nine million shares of common stock are authorized for issuance under the Stock Plan. Initially, only stock option grants will be made to certain officers and employees under the plan.

STOCK OPTIONS

Each new option granted is valued at the fair market value per share at date of grant. The difference between the option price and the fair market value, if any, of each option on the date of grant is recorded as compensation expense over a vesting period. Options granted vest over a period of five years, with 25% vesting in each of the years two through five and generally expire ten years from the date of grant. The average exercise price of vested options at December 31, 2000 was $9.51 all of which were granted in replacement of units previously outstanding under the equity plan. Compensation expense related to options granted totaled $7.2 million, for the year ended December 31, 2000.

At December 31, 2000, no employee stock options were exercisable. Other options currently granted under the equity plan will fully vest periodically and become exercisable through the year 2005 at prices ranging from $5.75 to $17.25. Stock option transactions for 2000 were (shares in thousands):

                                                        Year Ended
                                                     December 31, 2000
                                                ---------------------------
                                                                 Weighted
                                                                  Average
                                                   Shares      Option price
                                                ---------------------------
           Outstanding at beginning of period          --        $    --
           Granted                                  4,304           9.51
           Exercised                                   --             --
           Canceled or expired                         --             --
           Other, contingent share issuance            --             --
                                                    --------------------
           Outstanding at end of period             4,304        $  9.51
                                                    --------------------
           Exercisable at end of period                --        $    --
                                                    --------------------

The following table summarizes information about stock options outstanding at December 31, 2000 (in thousands of shares):

                                Options Outstanding            Options Exercised
                       -----------------------------------------------------------
                                     Weighted
                                      Average     Weighted                Weighted
                                     Remaining    Average                 Average
Range of exercise         Total        Life      Exercise      Total      Exercise
prices                 outstanding  (In Years)     Price    Exercisable    Price
                       -----------------------------------------------------------
$5.13 - $7.67              1,340        3.1        6.31         --         $ --
$7.68 - $10.25             1,894        6.9        8.57         --           --
$10.26 - $15.38            1,032        9.4       15.00         --           --
$15.39 - $17.94               19        7.3       17.25         --           --
$17.95 - $23.06               16        9.9       22.50         --           --
$23.07 - $25.63                3        9.3       25.63         --           --
                       -----------------------------------------------------------
Total                      4,304        6.3        9.51         --         $ --
                       ===========================================================

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2000.

                                         2000
                                       --------
           Dividends per year              --
           Expected volatility          50.26
           Risk-free interest rate       5.01
           Expected life (years)            7

Using the Black-Scholes option-pricing model, the weighted average fair value of NRG Energy's stock options granted for 2000 is $14.38.

NRG Energy accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which, no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), NRG Energy's net income and per share amounts would have approximated the following pro forma amounts for the year ended December 31, 2000.

                                                             2000
                                                          ---------
         Net income                      As reported      $ 182,935
                                         Pro Forma          182,279
         Earnings per share data:
           Basic earnings per share      As reported      $    1.10
                                         Pro Forma             1.10
           Diluted earnings per share    As reported           1.10
                                         Pro Forma             1.09


NOTE 15 -- EARNINGS PER SHARE

Basic earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding for the period. The dilutive effect of the potential exercise of outstanding options to purchase shares of common stock is calculated using the treasury stock method. NRG Energy's only common equivalent shares are those that result from dilutive common stock options. The reconciliation of basic earnings per common share to diluted earnings per share is shown in the following table (in thousands, except per share data):

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                    ----------------------------------------------------------------------------------------
                                                   2000                          1999                       1998
                                    ----------------------------------------------------------------------------------------
                                                          Per Share                    Per Share                   Per Share
                                      Income     Shares     Amount    Income   Shares   Amount    Income   Shares    Amount
                                    ----------------------------------------------------------------------------------------
  BASIC EARNINGS PER SHARE
   Income before
      extraordinary items           $182,935    165,861    $ 1.10    $57,195  147,605  $  .39    $41,732   147,605  $  .28
  EFFECT OF DILUTIVE SECURITIES
   Stock options                          --      1,128        --         --       --     --          --        --      --
                                    ----------------------------------------------------------------------------------------
  DILUTED EARNINGS PER SHARE        $182,935    166,989    $ 1.10    $57,195  147,605  $  .39    $41,732   147,605     .28
                                    ========================================================================================

As of December 31, 2000, 2,700 options have been excluded from the dilutive calculation above as their exercise price exceeded the average fair market value of NRG Energy's common stock.

NOTE 16 -- CASH FLOW INFORMATION

Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

                                                        2000              1999              1998
                                                    ----------------------------------------------
(Thousands of dollars)
Interest paid (net of amount capitalized)           $  352,813        $   82,891          $ 49,089
                                                    ----------------------------------------------

Taxes paid/(refunds)                                $   20,923        $  (54,384)         $ (6,797)
                                                    ----------------------------------------------
Detail of businesses and assets acquired:
     Current assets and other                       $   97,970        $  110,821          $     --
     Fair value of non-current assets                1,896,113         1,433,370                --
     Liabilities assumed, including
       deferred taxes                                  (81,126)          (24,826)               --
                                                    ----------------------------------------------
     Cash paid net of cash acquired                 $1,912,957        $1,519,365          $     --
                                                    ==============================================

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

NRG Energy leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $2.3 million, $2.2 million and $1.7 million in 2000, 1999 and 1998, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2000 are as follows:

(Thousands of dollars)
---------------------------------------------------------
2001                                             $  3,254
2002                                                2,962
2003                                                2,878
2004                                                2,743
2005                                                2,365
Thereafter                                         11,434
---------------------------------------------------------
      Total                                      $ 25,636
=========================================================

CAPITAL COMMITMENTS

NRG Energy's management expects future capital expenditures related to projects listed below, as well as construction and the purchase of turbines, to total approximately $6,500 million in the years 2001 through 2005. NRG Energy anticipates funding its ongoing capital requirements through the issuance of debt, equity and equity like instruments, preferred stock and operating cash flows.

NRG Energy has contractually agreed to the monetization of certain tax credits generated from landfill gas sales through the year 2007.

In 1999, NRG Energy and its partners were selected as winning bidder to enter into a 20-year lease of the 600 MW Seyitomer Power Station and related lignite mine located in Kuthya, Turkey. In 1998, also with partners, NRG Energy won a bid to enter into a 20-year lease of the 457 MW coal-fired Kangal plant in central Turkey. A law has been introduced in the Turkish parliament that would require these projects, among others, to close by March 31, 2001 or be cancelled, and NRG Energy is working to meet this deadline.

In January 2000, NRG Energy executed purchase agreements with subsidiaries of Conectiv to acquire 1,875 MW of coal, gas and oil-fired electric generating capacity and other assets in New Jersey, Delaware, Maryland and Pennsylvania. NRG Energy will pay approximately $800 million for the assets. NRG Energy expects the acquisition to close in the second quarter of 2001.

In August 2000, NRG Energy signed a Heads of Terms Agreement with Eesti Energia, the Estonian state-owned electric utility, providing for the purchase for approximately $65.5 million of a 49% stake in Narva Power, the owner and operator of the oil shale-fired Eesti and Balti power plants, located near Narva, Estonia. The plants have a combined capacity of approximately 2,700 MW. NRG Energy expects the acquisition to close in the second quarter of 2001.

In October 2000, NRG Energy signed an asset purchase agreement to acquire from Sierra Pacific Resources its 50% interest in the 522 MW coal-fired North Valmy Station located in Valmy, Nevada, and a 100% interest in 25 MW of peaking units near the North Valmy Station, for a purchase price of approximately $273 million. Idaho Power, the other 50% owner of the North Valmy Station, has a 180-day right of first refusal to purchase this 50%. The right of first refusal expires in May 2001. In addition, the California legislature recently enacted legislation prohibiting any public utility from selling any generation asset until

2006. This law applies to Sierra Pacific Resources because approximately 10% of its ratepayers are located in California. NRG Energy is working to have legislation introduced to exempt the North Valmy Station and the peaking units from the application of this law.

In November 2000, NRG Energy agreed to form a partnership with Avista-STEAG LLC to build, operate and manage a 633 MW natural gas-fired power plant in Fort Bend County, Texas. NRG Energy expects to own 50% of the project. NRG Energy estimates that its investment in the project will total approximately $163 million. Construction of the plant is expected to begin in early 2001, with commercial operation expected in February 2003.

In November 2000, NRG Energy in conjunction with its partner Dynegy Inc., executed asset purchase agreements to acquire the 740 MW gas-fired Clark Station and 445 MW of the 605 MW coal-fired Reid Gardner Station, both located near Las Vegas, Nevada. The purchase price is approximately $634 million. NRG Energy expects to close the acquisition during the second quarter of 2001. In addition, NRG Energy and Dynegy are negotiating to acquire an additional 145 MW of the Reid Gardner Station.

In December 2000, NRG Energy signed asset purchase agreements to acquire the 585 MW coal-fired Bridgeport Harbor Station and the 466 MW oil and gas-fired New Haven Harbor Station in Connecticut for approximately $325 million. NRG Energy expects the acquisition to close during the second quarter of 2001.

In December 2000, NRG Energy and its partner, Dynegy Inc., submitted permit applications in respect of a planned repowering of our jointly-owned El Segundo Station in El Segundo, California. The planned repowering would add approximately 621 MW of generating capacity to the facility at a cost of approximately $368 million. Prior to the repowering, approximately 350 MW at the El Segundo Station will be decommissioned. The repowering project has a targeted operation date of June 2003.

In December 2000, NRG Energy signed a purchase agreement to acquire a 540 MW natural gas-fired generation facility being developed in Meriden, Connecticut, for a purchase price of approximately $25 million. NRG Energy expects to close the acquisition in the first quarter of 2001. NRG Energy estimates costs of approximately $384 million to complete construction of the plant, which has a planned commercial operation date of June 2003.

CONTINGENT REVENUES

Regulatory Issue

On March 30, 2000, NRG Energy received notification from the New York Independent System Operator (NYISO) of its petition to the Federal Energy Regulatory Commission (FERC) to place a $2.52 per megawatt hour market cap on ancillary service revenues. The NYISO also requested authority to impose this cap on a retroactive basis to March 1, 2000.

On May 31, 2000, the FERC approved the NYISO's request to impose price limitations on one ancillary service, Ten Minute Non-Synchronized Reserves (TMNSR) on a prospective basis only, effective March 28, 2000. The FERC rejected the NYISO's request for authority to adjust the market-clearing prices for TMNSR on a retroactive basis. As a result of the FERC order, (unless the NYISO or other party successfully appeals the order), NRG Energy will retain approximately $8.0 million of revenues collected in February 2000. NRG Energy has included in revenues, but has not yet collected for March 2000, approximately $8.2 million, which has been fully reserved for as of December 31, 2000.

Disputed Revenues

As of December 31, 2000, NRG Energy had disputed revenues totaling $13.1 million relating to the interpretation of certain transmission power sales agreements and to sales to the New York Power Pool and New England Power Pool, conflicting meter readings, pricing of firm sales and other power pool reporting issues. NRG Energy is actively pursuing resolution and/or collection of these amounts. These amounts have not been recorded in the financial statements and will not be recognized as income until disputes are resolved and collection is assured.

As of December 31, 2000, NRG Energy's portion of disputed revenues of its California affiliates totaled $17.4 million. These amounts relate to disputes arising in the ordinary course of business and to disputes that have arisen as a result of the California ISO imposing various revenue caps on the wholesale price of electricity. These amounts have not been recorded in the financial statements and will not be recognized as income until disputes are resolved and collection is assured.

California Liquidity Crisis

NRG Energy owns approximately 1,569 MW of net generating capacity in California, which represented arppoximately 11% of its net MW of operating projects and projects under construction as of December 31, 2000.

NRG Energy's California generation assets consist primarily of interests in the Crockett and Mt. Poso facilities and a 50% interest in West Coast Power LLC, formed in 1999 with Dynegy, Inc. Through the California Power Exchange (PX) and the California Independent System Operator (ISO), the West Coast Power facilities sell power to Pacific Gas and Electric Company (PG&E), Southern California Edison Company (SCE) and San Diego Gas and Electric Company (SDG&E), the three major California investor owned utilities. Crockett, Mt. Poso, and certain of NRG Energy's other California facilities also sell directly to PG&E, SCE and SDG&E. The liquidity crisis faced by both PG&E and SCE, as a result of tight electricity supplies, rising wholesale electric prices and caps on the rates that PG&E and SCE may charge their retail customers, has caused both PG&E and SCE to partially suspend payments to the California PX and the California ISO.

NRG Energy's share of the accounts receivable owed to its California operations by the California PX, the California ISO and the three major California utilities totaled approximately $105 million as of December 31, 2000. NRG Energy believes that the amounts that have been recorded as accounts receivable will ultimately be collected in full; however, if some form of financial relief or support is not provided to PG&E and SCE, the collectibility of these receivables will become more questionable in terms of both timing and amount.

CONTRACTUAL COMMITMENTS

In connection with the recent acquisition of certain generating facilities NRG Energy has entered into various long-term transition agreements and standard offer agreements that obligated NRG Energy to provide its customers, primarily the previous owners of the acquired facilities, with a certain portion of the energy and capacity output of the acquired facilities.

During 1999, NRG Energy acquired the Huntley and Dunkirk generating facilities from Niagara Mohawk Power Corporation (NiMo). In connection with this acquisition, NRG Energy entered into a 4-year agreement with NiMo that requires NRG Energy to provide to NiMo pursuant to a predetermined schedule fixed quantities of energy and capacity at a fixed price.

During 1999, NRG Energy acquired certain generating facilities from Connecticut Light and Power Company (CL&P). NRG also entered into a 4-year standard offer agreement that requires NRG Energy to provide to CL&P a portion of its load requirements through the year 2003 at a substantially fixed rate.

During 2000, NRG Energy acquired the non-nuclear generating assets of Cajun Electric. Upon acquisition of the facilities, NRG Energy entered into various long-term power purchase agreements with the former customers of Cajun Electric, primarily distribution cooperatives and municipalities. These agreements specify that NRG Energy provide these customers with all requirements necessary to satisfy the energy and capacity needs of their retail load.

Also during 2000, NRG Energy acquired the Killingholme generating facilities from National Power plc. In connection with this acquisition, NRG Energy entered into certain agreements to provide the natural gas to operate the facility which generally sells its power into the spot market. NRG Energy has entered into two gas purchase agreements, the first being a 5-year agreement that provides approximately 30% of the generating facilities natural gas requirements and the second agreement being a 10-year agreement that provides approximately 70% of the generating facilities natural gas requirements. NRG Energy has also entered into a 5-year fixed price agreement to resell up to 15% of the gas it has contracted for at a slightly higher price.

Also during 2000, NRG Energy acquired the Flinders Power operations in South Australia. Upon the closing of the acquisition, NRG Energy assumed a gas purchase and sales agreement relating to the Osborne generating plant with a remaining life of 18-years. These agreements require NRG Energy to purchase a specified quantity of natural gas from a third party supplier at a fixed price for 18-years and resell the natural gas to Osborne at a fixed price for 13-years. The sales price is substantially lower than the purchase price. NRG Energy has recorded the loss associated with this out of the market contract on its balance sheet. In addition, NRG Energy has entered into a contract for differences agreement which provides for the sale of energy into the South Australian power pool through the year 2002. The agreement provides for a swap of the variable market price to a fixed price.

ENVIRONMENTAL REGULATIONS

NRG Energy, like most industrial enterprises, is subject to regulation with respect to the environmental impact of its operations, including air, water and land, limitations on land use, disposal of waste, aesthetics and other matters.

Environmental laws and/or regulations derived therefrom generally require air emissions and water discharges to meet specified limits. They also impose potential joint and several liability, with regard to fault, on entities responsible for certain releases of hazardous substances to manage such materials properly and to clean up property affected by their production and discharge. NRG Energy expects to spend approximately $60 million for capital expenditures between 2001 and 2005 for environmental compliance, which includes the possible installation of Nitrogen oxides (NOx) control technology at the Somerset facility, resolution of consent orders for remediation at the Arthur Kill and Astoria facilities, the resolution of a consent order for water intake at the ARTHUR Kill facility, and completing remediation-related requirements under the Connecticut Transfer Act. During the years 2000, 1999 and 1998, NRG Energy recorded approximately $3.4 million, $0.3 million and $0 of expenditures related to environmental matters.

In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. As of December 31, 2000, NRG Energy has established such accruals in the amount of approximately $6.0 million. Such accruals primarily include estimated costs associated with remediation. NRG Energy has not used discounting in determining its accrued liabilities for environmental remediation and no claims for possible recovery from third party issuers or other parties related to environmental costs have been recognized in NRG Energy's consolidated financial statements. NRG Energy adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimatable, or when current remediation estimates are adjusted to reflect new information.

NOTE 18 -- SEGMENT REPORTING

NRG Energy conducts its business within six segments: Independent Power Generation in North America, Independent Power Generation outside North America (Europe, Asia Pacific and Other Americas regions), Alternative Energy and Thermal projects. NRG Energy's Revenues from wholly owned operations attributable to Europe and Asia Pacific primarily relate to operations in the United Kingdom and Australia, respectively. These segments are distinct components with separate operating results and management structures in place. The "Other" category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.


                                                                   POWER GENERATION
(THOUSANDS OF DOLLARS)                        -----------------------------------------------------------
    2000                                      NORTH AMERICA     EUROPE      ASIA PACIFIC   OTHER AMERICAS
---------------------------------------------------------------------------------------------------------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations  $1,578,706       $197,718     $94,681        $    291
      Inter-segment Revenues                           --             --          --              --
      Equity in earnings of unconsolidated
         affiliates                               138,655          9,098       3,456           5,704
---------------------------------------------------------------------------------------------------------
Total operating revenues and
     equity earnings                            1,717,361        206,816      98,137           5,995
---------------------------------------------------------------------------------------------------------
OPERATING INCOME                                  596,919         32,573       6,297           2,268
---------------------------------------------------------------------------------------------------------
NET INCOME                                     $  241,846       $  9,706     $ 9,343         $ 3,607
=========================================================================================================

                                              ALTERNATIVE
                                                 ENERGY       THERMAL        OTHER         TOTAL
------------------------------------------------------------------------------------    ----------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations  $ 39,379      $ 87,802      $ 17,789     $2,016,366
      Inter-segment Revenues                      2,256            --            --          2,256
      Equity in earnings of unconsolidated
         affiliates                             (17,300)         (249)           --        139,364
------------------------------------------------------------------------------------    ----------
Total operating revenues and
   equity earnings                               24,335        87,553        17,789      2,157,986
------------------------------------------------------------------------------------    ----------
OPERATING INCOME (LOSS)                         (28,898)       20,303       (56,389)       573,073
------------------------------------------------------------------------------------    ----------
NET INCOME (LOSS)                              $ 14,637      $  7,590     $(103,794)    $  182,935
====================================================================================    ==========

Total assets as of December 31, 2000, for North America, Europe, Asia Pacific and Other Americas total $4,411 million, $828 million, $599 million and $141 million, respectively.

                                                                      POWER GENERATION
(THOUSANDS OF DOLLARS)                          -----------------------------------------------------------
    1999                                        NORTH AMERICA   EUROPE       ASIA PACIFIC  OTHER AMERICAS
-----------------------------------------------------------------------------------------------------------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations    $319,598        $     --       $ 3,155         $  189
      Inter-segment Revenues                           --              --            --             --
      Equity in earnings of unconsolidated
         affiliates                                31,052          22,840         9,915          5,879
-----------------------------------------------------------------------------------------------------------
Total operating revenues and equity earnings      350,650          22,840        13,070          6,068
-----------------------------------------------------------------------------------------------------------
OPERATING INCOME                                  114,628           9,168         7,901          2,916
-----------------------------------------------------------------------------------------------------------
NET INCOME                                       $ 71,850         $ 9,509       $15,028         $3,502
===========================================================================================================


                                              ALTERNATIVE
                                                 ENERGY        THERMAL        OTHER       TOTAL
------------------------------------------------------------------------------------    ----------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations   $ 26,934       $76,277      $  5,402     $ 431,555
      Inter-segment Revenues                         963            --            --           963
      Equity in earnings of unconsolidated
        affiliates                                (2,205)           19            --        67,500
------------------------------------------------------------------------------------    ----------
Total operating revenues and equity earnings      25,692        76,296         5,402       500,018
------------------------------------------------------------------------------------    ----------
OPERATING INCOME (LOSS)                          (13,288)       18,746       (30,551)      109,520
------------------------------------------------------------------------------------    ----------
NET INCOME (LOSS)                               $ 10,243       $ 6,506      $(59,443)    $  57,195
====================================================================================    ==========

Total assets as of December 31, 1999, for North America, Europe, Asia Pacific and Other Americas total $2,789 million, $179 million, $346 million and $117 million, respectively.

                                                                      POWER GENERATION
(THOUSANDS OF DOLLARS)                         --------------------------------------------------------
    1998                                       NORTH AMERICA     EUROPE   ASIA PACIFIC   OTHER AMERICAS
-------------------------------------------------------------------------------------------------------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations      $8,185       $    --    $     --          $   --
      Intersegment Revenues                            --            --          --              --
      Equity in earnings of unconsolidated
        affiliates                                 49,354        13,561      17,264           1,769
------------------------------------------------------------------------------------------------------
Total operating revenues and equity earnings       57,539        13,561      17,264           1,769
------------------------------------------------------------------------------------------------------
OPERATING INCOME                                   56,561        13,561      17,264           1,769
------------------------------------------------------------------------------------------------------
CHANGE OF INTEREST IN PROJECTS                        231        27,819     (22,023)         (2,816)
------------------------------------------------------------------------------------------------------
NET INCOME                                        $40,103       $31,160    $  2,025          $  118
======================================================================================================

                                               ALTERNATIVE
                                                  ENERGY      THERMAL         OTHER       TOTAL
------------------------------------------------------------------------------------   -----------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations    $ 30,143    $ 52,699       $  7,660       $98,687
      Intersegment Revenues                         1,737                                    1,737
      Equity in earnings of unconsolidated
        affiliates                                 (1,314)      1,215           (143)       81,706
------------------------------------------------------------------------------------   -----------
Total operating revenues and equity earnings       30,566      53,914          7,517       182,130
------------------------------------------------------------------------------------   -----------
OPERATING INCOME                                   (3,780)     16,693        (45,056)       57,012
------------------------------------------------------------------------------------   -----------
CHANGE OF INTEREST IN PROJECTS                         --          --             --         3,211
------------------------------------------------------------------------------------   -----------
NET INCOME (LOSS)                                $ 13,427    $  6,600       $(51,701)      $41,732
====================================================================================   ===========


Total assets as of December 31, 1998, for North America, Europe, Asia Pacific and Other Americas total $702 million, $168 million, $328 million and $95 million, respectively.

NOTE 19 -- JOINTLY OWNED PLANT

On March 31, 2000, NRG Energy acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by Louisiana Generating pursuant to a joint ownership participation and operating agreement. Under this agreement, Louisiana Generating and Entergy Gulf States are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit 3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy's income statement includes our share of all fixed and variable costs of operating the unit. NRG Energy's 58% share of the original cost included in Plant, Property and Equipment at December 31, 2000 was $179.1 million. The corresponding accumulated depreciation and amortization was $3.4 million.

NOTE 20 -- DECOMMISSIONING FUNDS

NRG Energy is required by the State of Louisiana Department of Environmental Quality ("DEQ") to rehabilitate NRG Energy's Big Cajun II ash and wastewater impoundment areas, subsequent to the big Cajun II facilities' removal from service. On July 1, 1989, a guarantor trust fund (the "Solid Waste Disposal Trust Fund") was established to accumulate the estimated funds necessary for such purpose. NRG Energy's predecessor deposited $1.06 million in the Solid Waste Disposal Trust Fund in 1989, and funded $116,000 annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein are accrued as a decommissioning liability. At December 31, 2000, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $3.9 million. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

NOTE 21 -- UNAUDITED PRO FORMA RESULTS OF OPERATIONS -- CAJUN ACQUISITION

During March 2000, NRG Energy completed its acquisition of two fossil fueled generating plants from Cajun Electric Power Cooperative, Inc. for approximately $1,056 million. The following information summarizes the unaudited pro forma results of operations as if the acquisition had occurred as of the beginning of the twelve-month period ended December 31, 2000 and 1999. The unaudited pro forma information presented is for informational purposes only and is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had the acquisition of the Cajun facilities been consummated at the beginning of the respective periods or as of the date for which unaudited pro forma financial information is presented.

                                                           PRO FORMA            PRO FORMA
                                                         TWELVE MONTHS       TWELVE MONTHS
                                                              ENDED               ENDED
(In thousands, except per share amounts)                DECEMBER 31, 2000    DECEMBER 31, 1999
                                                       -----------------    -----------------
OPERATING REVENUES AND EQUITY EARNINGS
     Revenues from majority-owned operations              $2,098,604             $801,080
     Equity in earnings of unconsolidated affiliates         139,364               67,500
                                                          -------------------------------
TOTAL OPERATING REVENUES AND EQUITY EARNINGS               2,237,968              868,580
Total operating costs and expenses                         1,653,021              678,915
                                                          -------------------------------
OPERATING INCOME                                             584,947              189,665
Other expense                                                315,191              153,524
                                                          -------------------------------
INCOME BEFORE INCOME TAXES                                   269,756               36,141
Income tax expense (benefit)                                  90,290              (24,001)
                                                          -------------------------------
NET INCOME                                                $  179,466               60,142
                                                          -------------------------------
EARNINGS PER AVERAGE COMMON SHARE - DILUTED               $     1.07             $   0.41


NOTE 22 -- SUBSEQUENT EVENTS

LS Power Acquisition

In January 2001, NRG Energy completed the acquisition of a 5,691 MW portfolio of operating projects and projects in construction and advanced development from LS Power, LLC for $708 million, subject to purchase price adjustments. Additionally, until December 31, 2005, NRG Energy has the opportunity to acquire ownership interests in the next 3,000 MW of generation projects developed and offered for sale by LS Power and its partners. This acquisition was initially financed in part by a $600 million bridge credit agreement which has a maturity date of December 31, 2001. At January 31, 2001, the weighted average interest rate was 6.425%.

California Liquidity Crisis

With respect to the liquidity crisis in California discussed in Note 17, various legislative, regulatory and legal remedies to the liquidity crisis faced by PG&E and SCE have been implemented or are being pursued. Assembly Bill 1X, which authorizes the California Department of Water Resources to enter into contracts for the purchase of electric power through January 1, 2003 and to issue revenue bonds to fund such purchases, was signed into law by the Governor of California on February 1, 2001. Assembly Bill 18X, which provides a framework for the recovery of PG&E and SCE's uncollected expenses for purchasing power for delivery to their retail customers, is currently under consideration in the California legislature.

The delayed collection of receivables owed to West Coast Power resulted in a covenant default under its credit agreement. West Coast Power is working with its lenders to secure their agreement to forebear exercising their remedies under the credit agreement.

NOTE 23 -- UNAUDITED QUARTERLY FINANCIAL DATA

Summarized quarterly unaudited financial data is as follows:

                                                    QUARTER ENDED 2000
                                   -----------------------------------------------
In thousands,                        Mar 31      June 30     Sept 30       Dec 31     Total Year(1)
except per share amounts           ---------    ---------   ---------    ---------    -------------
Revenues and equity earnings       $ 323,027    $ 522,009   $ 624,798    $ 688,152     $2,157,986
Operating Income                      62,937      154,128     227,209      128,799        573,073
Net income                             8,746       43,581      88,604       42,004        182,935
Earnings per share:
   Basic                           $    0.06    $    0.28   $    0.49    $    0.23     $     1.10
   Diluted                              0.06         0.28        0.49         0.23           1.10

                                                  QUARTER ENDED 1999
                                   -----------------------------------------------
In thousands,                        Mar 31      June 30      Sept 30      Dec 31     Total Year(1)
except per share amounts           ---------    ---------   ---------    ---------    -------------

Revenues and equity earnings       $ 46,514     $  66,659   $ 170,408    $ 216,437     $ 500,018
Operating (loss) income              (2,145)        2,956      57,948       50,761       109,520
Net (loss) income                      (940)        2,341      27,607       28,187        57,195
Earnings per share:
   Basic                           $   (.01)    $     .02   $     .19    $     .19     $     .39
   Diluted                             (.01)          .02         .19          .19           .39

----------
(1) The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.